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Exhibit 10.1

REVOLVING CREDIT AND SECURITY AGREEMENT

between

SYNAVANT INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATURES HERETO
As Borrowers

and

CAPITALSOURCE FINANCE LLC
As Lender

Dated as of
March 31, 2003

REVOLVING CREDIT AGREEMENT

i

	5.19	Non-Subordination	20
	5.20	Accounts	20
	5.21	Survival	21
	5.22	IRS Tax Liability	21
VI.	AFFIRMATIVE COVENANTS		21
	6.1	Financial Statements, Reports and Other Information	21
	6.2	Payment of Obligations	23
	6.3	Conduct of Business and Maintenance of Existence and Assets	23
	6.4	Compliance with Legal and Other Obligations	23
	6.5	Insurance	24
	6.6	True Books	24
	6.7	Inspection; Periodic Audits	24
	6.8	Further Assurances; Post Closing	24
	6.9	Payment of Indebtedness	25
	6.10	Lien Searches	25
	6.11	Use of Proceeds	25
	6.12	Collateral Documents; Security Interest in Collateral	25
	6.13	Intentionally Omitted	26
	6.14	Taxes and Other Charges	26
VII.	NEGATIVE COVENANTS		26
	7.1	Financial Covenants	26
	7.2	Permitted Indebtedness	27
	7.3	Permitted Liens	27
	7.4	Investments; New Facilities or Collateral; Subsidiaries	28
	7.5	Dividends; Redemptions	28
	7.6	Transactions with Affiliates	29
	7.7	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds	29
	7.8	Truth of Statements	30
	7.10	Subordinated Debt	30
VIII.	EVENTS OF DEFAULT		30
IX.	RIGHTS AND REMEDIES AFTER DEFAULT		32
	9.1	Rights and Remedies	32
	9.2	Application of Proceeds	33
	9.3	Rights of Lender to Appoint Receiver	34
	9.4	Rights and Remedies not Exclusive	34
X.	WAIVERS AND JUDICIAL PROCEEDINGS		34
	10.1	Waivers	34
	10.2	Delay; No Waiver of Defaults	35
	10.3	Jury Waiver	35
XI.	EFFECTIVE DATE AND TERMINATION		35
	11.1	Effectiveness and Termination	35
	11.2	Survival	36

ii

XII.	MISCELLANEOUS		36
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	36
	12.2	Successors and Assigns; Participations; New Lenders	37
	12.3	Application of Payments	37
	12.4	Indemnity	37
	12.5	Notice	38
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	38
	12.7	Expenses	39
	12.8	Entire Agreement; Miscellaneous	39
	12.9	Lender Approvals	40
	12.10	Confidentiality and Publicity	40
	12.11	Intentionally Omitted	40
	12.12	Agent	40
	1)	Minimum EBITDA	1
	2)	Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)	1
	3)	Net Worth	1
	4)	Cash Velocity	2
	5)	Minimum Liquidity and Working Capital	2

iii

REVOLVING CREDIT AND SECURITY AGREEMENT

        THIS REVOLVING CREDIT AND SECURITY AGREEMENT (the "Agreement") dated as of March 31, 2003, is entered into between SYNAVANT INC., a Delaware corporation ("Parent"), and each of Parent's Subsidiaries listed on the signature pages hereto (such Subsidiaries and Parent shall be referred to individually and collectively as "Borrower" or collectively as "Borrowers"), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company ("Lender").

        WHEREAS, Borrower has requested that Lender make available to Borrower a revolving credit facility (the "Revolving Facility") in a maximum principal amount at any time outstanding of up to Fifteen Million Dollars ($15,000,000.00) (the "Facility Cap"), and within the Facility Cap, a sublimit of Three Million Dollars ($3,000,000.00) to be used for the issuance of standby letters of credit or to cash collateralize obligations to be secured by letters of credit (the "L/C Sublimit"), the proceeds of which shall be used by Borrower for refinancing Borrower's existing obligations and indebtedness, capital expenditures, and working capital needs in connection with Parent and its Subsidiaries' international technological software and services and marketing businesses;

        WHEREAS, on the date of this Agreement there are no Guaranties; and

        WHEREAS, Lender is willing to make the Revolving Facility available to Borrower upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

I.    DEFINITIONS

1.1  General Terms

        For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A hereto shall have the meanings given such terms in Appendix A, which is incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, any agreement or contract referred to herein or in Appendix A shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

II.    ADVANCES, PAYMENT AND INTEREST

2.1  The Revolving Facility

        (a)  Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the lesser of either of (a) the Facility Cap or (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and, subject to the terms and conditions of this Agreement, redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrower; provided that after the consummation of the IM Transaction until such time as the parties agree upon financial covenants pursuant to Section 7.1 hereto, any determination as to whether there is availability within the Borrowing Base for Advance shall be made by Lender in its sole discretion. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars of the Borrowing Base minus, if applicable, amounts reserved pursuant to this Agreement, including without limitation, the L/C Exposure (such calculated amount being referred to herein as the "Availability"). Advances under the Revolving Facility automatically shall be made for the payment of interest on the Note and other Obligations on the date when due to the extent available and as provided for herein. Upon the earlier to occur of (1) consummation of the IM Transaction or (2) July 1, 2003 (such earlier date being referred to as the "Minimum Balance Commencement Date"), the aggregate Advances outstanding at any one time under the Revolving Facility shall not be less than the lesser of (i) 100% of Availability or (ii) $3,000,000 (not including the L/C Exposure) (the "Minimum Balance"); provided, however that even after the Minimum Balance Commencement Date, the Minimum Balance shall be instituted at Lender's sole discretion, with simultaneous notice to Borrower.

        (b)  Lender has established the above-referenced advance rate for Availability and, in its Permitted Discretion, may further adjust the Availability and such advance rate by applying percentages (known as "liquidity factors") to Eligible Receivables based upon Borrower's actual recent collection history in a manner consistent with Lender's underwriting practices and procedures, including without limitation Borrower's historical returns, rebates, discounts, credits and allowances (collectively, the "Dilution Items"). Such liquidity factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender's underwriting practices and procedures in its sole credit judgment. Also, Lender shall have the right to establish from time to time, in its Permitted Discretion, reserves against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.

2.2  The Note; Maturity

        (a)  All Advances under the Revolving Facility shall be evidenced by the Note, payable to the order of Lender, duly executed and delivered by Borrower and dated the Closing Date, evidencing the aggregate indebtedness of Borrower to Lender resulting from Advances under the Revolving Facility, from time to time. Lender hereby is authorized, but is not obligated, to enter the amount of each Advance under the Revolving Facility and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Note. Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility and charges and payments made pursuant to this Agreement, and in the absence of error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within thirty (30) calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

        (b)  All amounts outstanding under the Note and other Obligations shall be due and payable in full upon the earlier of (i) the last day of the Term, (ii) an acceleration of the Obligations in accordance with Article VIII, or (iii) the termination of the Agreement in accordance with the terms hereof (such earlier date being the "Revolving Facility Maturity Date").

2.3  Interest

        Interest on outstanding Advances under the Note shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 2.0%, provided, however, that, notwithstanding any provision of any Loan Document, the interest on outstanding Advances under the Note shall be not less than 6.5%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Note shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.5, commencing April 1, 2003, and continuing until the later of the Revolving Facility Maturity Date and the full performance and irrevocable payment in full in cash of the Obligations.

2.4  Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

        (a)  So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (New York City time) at least two (2) but not more than four (4) Business Days before the proposed borrowing date of such requested Advance (the "Borrowing Date"), a completed Borrowing Certificate and relevant supporting documentation reasonably satisfactory to Lender, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, and (iii) certify the matters contained in Section 4.2.

        (b)  If Lender has not instituted the Minimum Balance in accordance with this Agreement, each time a request for an Advance is made (and if Lender has instituted the Minimum Balance in accordance with this Agreement, each time a request for an Advance is made that would increase the balance of the outstanding Advances to an amount greater than $3,000,000), and, in any event and regardless of whether an Advance is being requested, on the first Business Day of each week during the Term (and more frequently if Lender shall so request after an Event of Default has occurred and is continuing) until the Obligations are paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower's accounts receivable and accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise.

        (c)  If a Minimum Balance has been instituted by Lender in accordance with the terms hereof, Lender shall also make additional Advances to Borrower without the requirement of a Borrowing Certificate ("Automatic Advance") after Lender has received collections in the Concentration Account. The respective amounts of such Automatic Advances shall be that amount, if any, necessary to make the total outstanding Advances under the Revolving Facility equal to the Minimum Balance. Lender will use its best efforts to make such Automatic Advances on a Business Day that is within two (2) Business Days of the receipt of any collections in the Concentration Account by the Lender which cause the outstanding principal Loans to be less than the Minimum Balance. Borrower hereby represents that any change in the Borrowing Base that would reduce Availability to below $3,000,000 will be reported to Lender within two (2) Business Days. Borrower further represents that all representations and warranties made in the Borrowing Certificate most recently submitted prior to an Automatic Advance shall apply to such Automatic Advance and that Borrower shall notify Lender of any changes thereto.

        (d)  On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower's account(s) as set forth on Schedule 2.4, in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (New York City time).

2.5  Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

        Parent and Synavant LLC shall maintain one or more lockbox accounts (individually and collectively, the "Lockbox Account") with one or more banks acceptable to Lender (each, a "Lockbox Bank"), and shall execute with each Lockbox Bank one or more agreements acceptable to Lender (individually and collectively, the "Lockbox Agreement"), and such other agreements related thereto as Lender or the Lockbox Bank may require. Parent and Synavant LLC shall ensure that all collections of their respective Accounts and all other cash payments received by either of them are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks immediately will transfer all funds paid into the Lockbox Accounts into a depository account or accounts maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to Parent and Synavant LLC from time to time (the "Concentration Account"). Notwithstanding and without limiting any other provision of any Loan Document, Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5 in such order and manner as determined by Lender in its Permitted Discretion. To the extent that any Accounts collections of Parent and Synavant LLC or any other cash payments received by Parent and Synavant LLC are not sent directly to the appropriate Lockbox Account but are received by Parent and Synavant LLC or any of their Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within two (2) Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder, shall be subject to a seven Business Day clearance period. If as the result of collections of Accounts and/or any other cash payments received by Parent and Synavant LLC pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Parent and Synavant LLC, but shall be available as appropriate in accordance with the terms of this Agreement. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, Parent and Synavant LLC and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the accounts(s) and in the manner specified by Lender in its Permitted Discretion. Notwithstanding the foregoing, the parties acknowledge that the provisions of this Section 2.5 and the provisions of Section 2.9 shall not apply to Borrower's customer rebate accounts which are custodial accounts that have been established by Borrower for the benefit of certain customers entitled to rebate payments and which are funded by such customers.

2.6  Promise to Pay; Manner of Payment

        Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 2:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.7  Repayment of Excess Advances

        Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap, less the L/C Exposure, or the Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office, whether or not a

Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.8.

2.8  Payments by Lender

        Should any amount required to be paid under any Loan Document be unpaid, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower's or any Guarantor's failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower's account as an Advance under the Revolving Facility and added to the Obligations.

2.9  Grant of Security Interest; Collateral

        (a)  To secure the payment and performance of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following (collectively and each individually, the "Collateral"), which security interest is intended to be a first priority security interest:

                (i)        all of such Borrower's tangible personal property, including without limitation all present and future Inventory and Equipment (including items of equipment which are or become Fixtures), now owned or hereafter acquired;

                (ii)      all of such Borrower's intangible personal property, including without limitation all present and future Accounts, securities, contract rights, Permits, General Intangibles, Chattel Paper, Documents, Instruments and Deposit Accounts, Letter-of-Credit Rights and Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds, now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;

                (iii)      all of such Borrower's present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by such Borrower; provided, however, that Lender shall not have a security interest in any rights under any Government Contract of such Borrower or in the related Government Account where the taking of such security interest would be a violation of an express prohibition contained in the Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, § 203 or Title 41, § 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law; and

                (iv)      any and all additions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

        (b)  Notwithstanding the foregoing provisions of this Section 2.9, such grant of a security interest shall not extend to, and the term "Collateral" shall not include, any General Intangibles of Borrower to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term "Collateral" shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term "Collateral."

        (c)  In addition to the foregoing, to secure the payment and performance of the Obligations, Parent and Synavant LLC have pledged to Lender all of the securities they own in their Subsidiaries pursuant to the Stock Pledge Agreement.

        (d)  Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements recordation of the Collateral Patent, Trademark and Copyright Assignment in the United States Patent and Trademark Office and/or the United States Copyright Office, and proper delivery of the necessary stock certificates, without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.

2.10 Collateral Administration

        (a)  All Collateral (except Deposit Accounts) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without thirty (30) calendar days prior written notice to Lender, be moved therefrom, and in any case shall not be moved outside the continental United States except as provided for in this Agreement.

        (b)  Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as Lender may request in its Permitted Discretion. In addition, if Accounts of Borrower in an aggregate face amount in excess of $100,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Receivables, Borrower shall notify Lender of such occurrence on or before the third (3rd) Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender after the occurrence and continuation of an Event of Default, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or as often as Lender may reasonably request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned Accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower's written request.

        (c)  Whether or not an Event of Default has occurred, any of Lender's officers, employees, representatives or agents shall have the right upon three (3) Business Days' prior written notice to Borrower, at any time during normal business hours, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

        (d)  To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors owing Accounts to Borrower that their

Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney's fees, to Borrower.

        (e)  As and when determined by Lender in its Permitted Discretion, Lender will perform the searches described in clauses (i) and (ii) below against Borrower and Guarantors (the results of which are to be consistent with Borrower's representations and warranties under this Agreement), all at Borrower's expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower and/or any Guarantors maintains their respective executive offices, a place of business or assets; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) below.

        (f)    Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall provide prompt written notice to each Account Debtor that Lender has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions of the Loan Documents. At Lender's request, Borrower shall immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

2.11 Power of Attorney

        Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (i) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on its or their Accounts; (ii) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable in its Permitted Discretion to enforce any Account or other Collateral or to perfect Lender's security interest or lien in any Collateral. In addition, if Borrower breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to this paragraph, may, by the signature or other act of any of Lender's officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.

2.12 Letters of Credit

        (a)  Letter of Credit Commitment. On the terms and subject to the conditions herein set forth, the Borrower may, at any time and from time to time after the date hereof and prior to the Termination Date, request that Lender issue, and if so requested, Lender shall issue within a reasonable time, for the account of the Borrower one or more Letters of Credit; provided that no Letter of Credit shall be issued if and to the extent that after giving effect to its issuance, the Unfunded L/C Exposure, (i) exceeds the L/C Sublimit or (ii) taken together with the outstanding Advances, including any Funded L/C Exposure, would exceed the lesser of the Facility Cap or the Availability, without duplication.

        (b)  Related Letter of Credit Restrictions. If a requested Letter of Credit is to have or is for the purpose of replacing an existing Letter of Credit that has, an expiration date falling after the Maturity Date, then Borrower shall, on or before the Termination Date provide a "back-to-back" letter of credit to Lender in form and substance satisfactory to Lender, in its sole discretion, issued by a bank satisfactory to Lender, in an amount equal to the Relevant Percentage of the then undrawn stated amount of all outstanding Letters of Credit and/or (y) deposit cash in the Lender Collateral Account in an amount equal to the Relevant Percentage of the then undrawn stated amount of each such outstanding Letter of Credit with respect to which a "back-to-back" letter of credit was not issued to Lender, which deposit of cash shall be deemed made to the extent that the amount in the Lender Collateral Account exceeds the outstanding Obligations less the L/C Exposure to be so collateralized as additional collateral security for the Borrower's obligations in connection with such Letters of Credit; provided, however, that notwithstanding the provision of such "back-to-back" letter(s) of credit and/or the funding of such Lender Collateral Account, and the occurrence of the Termination Date, Borrower shall remain liable with respect to all Funded L/C Exposure and Unfunded L/C Exposure, pursuant to the terms of this Agreement until the earlier of such time as each such Letter of Credit expires by its terms without any draws being made in respect thereof or Lender has received confirmation from the relevant L/C Bank that such Letter of Credit has been returned to the L/C Bank undrawn and marked "cancelled". For this purpose, "Relevant Percentage" means, with respect to the Termination Date, 105%, and with respect to each annual anniversary thereafter, two percent more than the Relevant Percentage for the preceding annual anniversary.

        (c)  Advances Arising from Letter of Credit Payments. Any payment by Lender in respect of any Letter of Credit shall constitute for all purposes of this Agreement the making by Lender of an Advance in the amount of such payment. With respect to each Advance made pursuant to this Section 2.12, Borrower shall be deemed to have certified the statements contained in Article V as of the date the payment constituting such Advance was made by Lender; provided, however, that in the event any such statement was not true and correct as of such date, such Advance shall be repayable on demand; provided, further, that upon any such repayment on demand, the failure of any such statement to be true and correct as of such date shall not constitute an Event of Default hereunder, unless the failure of any such statement to be true and correct as of such date would have constituted an Event of Default hereunder even if such repaid Advance had never been made.

        (d)  Absolute Nature of Loan Obligations Relating to Letters of Credit. The obligations of the Borrower in respect of Advances that arise as a result of payments under Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, to the extent permitted by law, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or the L/C Bank; (iii) the fact that, or any allegation that, any draft, demand, certificate or other document presented under such Letter of Credit is or was forged, fraudulent, invalid or insufficient in any respect, or any statement therein is or was untrue or inaccurate in any respect; (iv) any breach of contract or dispute among or between the Borrower, Lender, the L/C Bank, or any other Person; (v) payment by the L/C Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, except for any such payment resulting from the L/C Bank's gross negligence or willful misconduct; (vi) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vii) the fact that any Event of Default shall have occurred and be continuing (it being understood that any such payment by the Borrower of its obligations hereunder in respect of any such Advance shall be without prejudice to, and shall not constitute a waiver of, any rights any party hereto may have or might acquire against the beneficiary of any Letter of Credit or against any L/C Bank).

        (e)  Risks Related to Letters of Credit. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to the use of any Letter of Credit. Each party hereto agrees that the L/C Bank, Lender and their respective directors, officers or employees shall not be liable or responsible, except that Borrower shall not be excused hereby on account of its gross negligence or willful misconduct, for (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith; (ii) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents; (iii) the validity, sufficiency or genuineness of any document, or of any endorsement thereon, even if such document or endorsement should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever; (iv) payment by the L/C Bank (acting in good faith) against presentation of documents which do not strictly comply with the terms of any Letter of Credit; or (v) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, but the foregoing is without prejudice to any claim that any Loan Party may have against any L/C Bank. Lender may, in connection with any Letter of Credit accept any document that appears on its face to be in order, without responsibility for further investigation. The determination whether a demand is properly presented under any Letter of Credit prior to its expiration or whether a demand presented under any Letter of Credit is in proper and sufficient form may be made by the Lender in its Permitted Discretion, and such determination shall be conclusive and binding upon the Borrower to the extent permitted by law. Borrower hereby waives any right to object to any payment made under any Letter of Credit on presentation of any demand that is in the form provided in the Letter of Credit but varies with respect to punctuation, capitalization, spelling or similar matters of form.

        (f)    Letter of Credit Fee. On the first day of each month, commencing on the first such day following the Closing Date and continuing thereafter until the date the Unfunded L/C Exposure has been reduced to zero, including on the Termination Date, Borrower shall pay to Lender, a letter of credit fee (the "Letter of Credit Fee"), computed by applying the Letter of Credit Fee rate set forth in Section 3.8, below, to the Unfunded L/C Exposure from day to day in the prior month or partial month, as the case may be (and, in the case of the first payment of this fee, without duplication of fees paid under Section 3.8, from the Closing Date). The aggregate stated amount available for Letters of Credit guaranteed or issued by Lender from time to time outstanding shall not exceed the L/C Sublimit.

III.  FEES AND OTHER CHARGES

3.1  Commitment Fee

        The parties acknowledge that prior to the date hereto, Borrower has paid Lender 1.5% of the Facility Cap as a nonrefundable commitment fee.

3.2  Unused Line Fee

        Borrower shall pay to Lender monthly an unused line fee (the "Unused Line Fee") in an amount equal to 0.042% (per month) of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility (excluding any Unfunded L/C Exposure under the L/C Sublimit) outstanding during the preceding month, from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

3.3  Collateral Management Fee

        Borrower shall pay Lender as additional interest a monthly collateral management fee (the "Collateral Management Fee") equal to 0.15% per month calculated on the basis of the daily average amount of the balances under the Revolving Facility (excluding any Unfunded L/C Exposure under the L/C Sublimit) outstanding during the preceding month. The Collateral Management Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

3.4  Early Termination Fee

        If (i) Borrower terminates the Revolving Facility under Section 11.1 hereof, (ii) Lender demands or Borrower is otherwise required to make payment in full of the Revolving Facility and/or Obligations relating to the Revolving Facility upon the occurrence of an Event of Default, or (iii) any payment or reduction of the outstanding balance of the Note and/or the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law (each, a "revolver termination"), then, at the effective date of any such revolver termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Termination Fee.

3.5  Computation of Fees; Lawful Limits

        All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.5 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.6  Default Rate of Interest

        Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 3.0% per annum (the "Default Rate").

3.7  Acknowledgement of Joint and Several Liability

        Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are Affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a lien upon, all of Borrowers' assets even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower.

3.8  Letter of Credit Fee

        If Lender issues or otherwise obtains Letters of Credit for Borrower, Borrower shall pay Lender a monthly fee of 3.5% per annum of the L/C Sublimit, plus any administrative bank charges, commissions, or expenses incurred or charged by Lender in obtaining such Letters of Credit.

IV.  CONDITIONS PRECEDENT

4.1  Conditions to Initial Advance and Closing

        The obligations of Lender to consummate the transactions contemplated herein and to make the initial Advance under the Revolving Facility (the "Initial Advance") are subject to the satisfaction, in the Permitted Discretion of Lender, of the following:

        (a)  Borrower shall have delivered to Lender (A) the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and the other parties thereto, and (B) a Borrowing Certificate for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower;

        (b)  all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to each Borrower in each jurisdiction determined by Lender in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

        (c)  Lender shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance reasonably acceptable to Lender, and (iii) the written legal opinion of counsel for Borrower, in form and substance reasonably satisfactory to Lender and its counsel;

        (d)  Lender shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of each Borrower, in form and substance satisfactory to Lender (each, a "Solvency Certificate"), certifying (i) the solvency of Borrower after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to Borrower's financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and the Borrowing Date for the Initial Advance and after giving effect to such transactions and Indebtedness: (A) the assets of Borrower, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;

        (e)  Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower, and each Borrower shall have demonstrated to Lender's satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its Permitted Discretion, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;

        (f)    Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

        (g)  all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leases set forth on Schedule 5.4, from such third parties as Lender and its counsel shall reasonably determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against any Borrower or the Collateral;

        (h)  Borrower shall be in compliance with Section 6.5, and Lender shall have received (i) certified copies of all such insurance policies, and (ii) original certificates of such insurance policies confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming Lender as sole beneficiary or loss payee and additional insured, as appropriate;

        (i)    all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be reasonably satisfactory to Lender;

        (j)    Lender shall have received, in form and substance reasonably satisfactory to Lender, (i) a letter from Foothill Capital Corporation detailing the amount necessary (A) to repay in full the indebtedness and obligations owing to Foothill Capital Corporation and (B) to terminate all related documents, agreements and instruments and all Liens, security interests and Uniform Commercial Code financing statements relating thereto, and (ii) the release and termination of any and all Liens, security interest and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

        (k)  Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service;

        (l)    Lender shall have received a letter from IMS Health Incorporated similar in form and substance to that letter delivered by IMS Health Incorporated to Foothill Capital Corporation dated April 27, 2001 and confirming that (i) Borrower's payment obligations under Section 2.1(j) are subject to a $9,000,000 cap, and (ii) such obligations shall be extended and shall not be due and payable prior to January 1, 2005; and

        (m)  Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.2  Conditions to Each Advance and Issuance of Each Letter of Credit

        The obligations of Lender to make any Advance (including, without limitation, the Initial Advance) are subject to the satisfaction, in the Permitted Discretion of Lender, of the following additional conditions precedent:

        (a)  Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied;

        (b)  each of the representation and warranties made by Borrower in or pursuant to this Agreement shall be accurate, before and after giving effect to such Advance, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

        (c)  immediately after giving effect to the requested Advance, the sum of (i) the aggregate outstanding principal amount of Advances under the Revolving Facility, including Advances in connection with the Letters of Credit, and (ii) the Unfunded L/C Exposure, shall not exceed either the Availability or the Facility Cap, and the L/C Exposure shall not exceed the L/C Sublimit;

        (d)  except as disclosed in the historical financial statements, there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

        (e)  Lender shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents; and

        (f)    no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility or the issuance of a Letter of Credit.

V.    REPRESENTATIONS AND WARRANTIES

        Borrower, jointly and severally, represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1  Organization and Authority

        Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. No Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an "investment company."

5.2  Loan Documents

        The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on Borrower or any of its properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound, the effect of which could reasonably be expected to have a Material Adverse Effect; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (v) except as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3  Subsidiaries, Capitalization and Ownership Interests

        Schedule 5.3 states the authorized and issued capitalization of Borrower, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and the record owners thereof (including a schedule of options, warrants and other rights to acquire any of the foregoing). The outstanding equity securities and/or ownership, voting or partnership interests of Borrower have been duly authorized and validly issued and are fully paid and nonassessable. The Borrower owns beneficially and of record and will own all the equity securities and/or ownership, voting or partnership interests listed on Schedule 5.3 free and clear of any Liens other than Liens created by the Security Documents. Schedule 5.3 also lists the directors, members, managers and/or partners of Borrower. Except as listed on Schedule 5.3, Borrower does not own an interest or participates or engages in any joint venture, partnership or similar arrangements with any Person.

5.4  Properties

        Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to, and all other assets or property that are leased or licensed by, Borrower and all leases (including leases of leased real property) covering or with respect to such properties and assets. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.

5.5  Other Agreements

        Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect; or (iii) except as set forth on Schedule 5.5, a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.

5.6  Litigation

        There is no action, suit, proceeding or investigation pending or, to their knowledge, threatened against Borrower that (i) questions or could prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) could reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (iii) could reasonably be expected to result in any change in the current ownership, control or management of Borrower. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit, proceeding or investigation initiated by Borrower currently pending that could reasonably be expected to be or have a Material Adverse Effect. Borrower has not any existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor.

5.7  Hazardous Materials

        Borrower is in compliance in all material respects with all applicable Environmental Laws. Borrower has not been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

5.8  Tax Returns; Governmental Reports

        Borrower (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower, and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith or tax returns that have not been filed and that are described on Schedule 5.8.

5.9  Financial Statements and Reports

        All financial statements and financial information relating to Borrower that have been or may hereafter be delivered to Lender by Borrower are accurate and complete and have been prepared in accordance with GAAP consistently applied with prior periods. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect or, to Borrower's knowledge, any other event or condition that could reasonably be expected to have a Material Adverse Effect.

5.10 Compliance with Law

        Except as where noncompliance or a violation could not reasonably be expected to have a Material Adverse Effect, Borrower (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower's business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. Except as where such transaction, noncompliance or violation could not reasonably be expected to have a Material Adverse Effect, Borrower has (a) not engaged in any Prohibited Transactions as defined in

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived.

5.11 Intellectual Property

        Except as set forth on Schedule 5.11, Borrower does not own, license or utilize, and is not a party to, any patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, software or licenses (collectively, the "Intellectual Property").

5.12 Licenses and Permits; Labor

        Borrower is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses except where failure to comply would not be reasonably expected to have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (ii) and has not been, involved in any labor dispute, strike, walkout or union organization which could reasonably be expected to have a Material Adverse Effect

5.13 No Default

        There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default.

5.14 Disclosure

        No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Lender in writing which could reasonably be expected to have a Material Adverse Effect.

5.15 Existing Indebtedness; Investments and Certain Contracts

        Except as contemplated by the Loan Documents or as otherwise set forth on Schedule 5.15, Borrower (i) has no outstanding Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or connection with any items listed on Schedule 5.15 and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder.

5.16 Other Agreements

        Except as set forth on Schedule 5.16, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of Borrower's officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families, and (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to Borrower's knowledge, any Affiliate of Borrower or any Person that competes with Borrower (except that Borrower may own stock in (but not exceeding five (5%) percent of the outstanding capital stock) any publicly traded company that may compete with Borrower.

5.17 Insurance

        Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies are listed and described on Schedule 5.17.

5.18 Names; Location of Offices, Records and Collateral

        Since August 31, 2000, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower is the sole owner of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued in such names are Borrower's sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States.

5.19 Non-Subordination

        The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.20 Accounts

        In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender, each Account of Borrower (i) is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) arises out of a completed, bona fide sale and delivery of goods or rendering of Services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii) is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of Services, a copy of which has been furnished or is available to Lender, (iv) together with Lender's security interest therein, is not and will not be in the future (by voluntary act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason, (v) there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (vi) to the best of Borrower's knowledge, (A) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) such Account Debtor is solvent, (vii) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any Material Adverse Change in such Account Debtor's financial condition or the collectability thereof, (viii) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and (ix) Borrower has obtained and currently has all Permits necessary in the generation thereof.

5.21 Survival

        Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.

5.22 IRS Tax Liability

        Borrower (a) has not received any oral or written communication from the Internal Revenue Service with respect to the IRS Contingent Liability, (b) has not received any communication from McDermott, Will & Emery relating to the tax opinion issued with respect to the IRS Contingent Liability, and (c) except as disclosed in Schedule 5.8, is not aware of any information that could give rise to a IRS tax liability relating to the transactions consummated in connection with the Distribution Agreement.

VI.  AFFIRMATIVE COVENANTS

        Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

6.1  Financial Statements, Reports and Other Information

        (a)  Financial Reports.    Borrower shall furnish to Lender (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower and all of its Subsidiaries, audited annual consolidated and consolidating financial statements of Borrower, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners' equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by PriceWaterhouseCoopers LLP or another independent certified public accounting firm satisfactory to Lender in its Permitted Discretion and accompanied by related management letters, if available, and (ii) as soon as available and in any event within thirty

(30) calendar days after the end of each calendar month, unaudited consolidating income statements of Borrower and all of its Subsidiaries and balance sheets of Parent and Synavant LLC together with statements of income, retained earnings, cash flows and owners' equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrower shall also deliver a certificate of its chief financial officer stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, (C) Borrower is in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender.

        (b)  Other Materials.    Borrower shall furnish to Lender as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of such financial statements (other than those required to be delivered pursuant to Section 6.1(a)) prepared by, for or on behalf of Borrower, monthly unaudited financial statements and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (ii) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time, (iii) a sales and collection report and accounts receivable and accounts payable aging schedule, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (iv) promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of Borrower or any of its Affiliates and copies of each management control letter provided by such independent accountants, (v) on the first Business Day of each week, a cash report from the preceding week, and (vi) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time.

        (c)  Notices.    Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets (including any investigation or assessment by the IRS with respect to the IRS Contingent Liability which was not disclosed to Lender on the Closing Date) to the extent (A) the amount in controversy exceeds $250,000, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including, without limitation, (A) claims or disputes in the amount of $100,000 or more, singly or in the aggregate, in existence at any one time and (B) the termination or cancellation of any of its material agreements or contracts, (vi) any notice given by Borrower to any other lender of Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability, (viii) receipt of any notice by Borrower regarding termination of any manager of any facility owed, operated or leased by Borrower, and/or (ix) if any Account becomes evidenced or secured by an Instrument or Chattel Paper.

        (d)  Consents.    Borrower shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its Permitted Discretion and that are satisfactory to Lender with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases.

        (e)  Operating Budget.    Borrower shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter not less than thirty (30) calendar days prior to the commencement of such fiscal year, consolidated and consolidating month by month projected operating budgets, annual projections, profit and loss statements, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), in each case prepared in accordance with GAAP consistently applied with prior periods.

6.2  Payment of Obligations

        Borrower shall make full and timely payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.

6.3  Conduct of Business and Maintenance of Existence and Assets

        Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (v) from time to time make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located.

6.4  Compliance with Legal and Other Obligations

        Borrower shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to have a Material Adverse Effect, and (iv) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business.

6.5  Insurance

        Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law and maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (ii) maintain insurance under all applicable workers' compensation laws; all of the foregoing insurance policies to (A) be reasonably satisfactory in form and substance to Lender, (B) name Lender as loss payee and additional insured thereunder, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty (30) Business Days prior written notice to Lender and that they inure to the benefit of Lender notwithstanding any action or omission or negligence of or by Borrower or any insured thereunder.

6.6  True Books

        Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7  Inspection; Periodic Audits

        Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours upon five (5) Business Days' prior notice (provided that no notice shall be required after the occurrence of a Default), to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).

6.8  Further Assurances; Post Closing

        At Borrower's cost and expense, Borrower shall (i) within five (5) Business Days after Lender's demand, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may reasonably request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8, and (iii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Lender or any of its Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Borrower shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

6.9  Payment of Indebtedness

        Except as otherwise prescribed in the Loan Documents or any amendment entered into between the parties, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Lender may deem proper in accordance with this Agreement shall have been made.

6.10 Lien Searches

        If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11 Use of Proceeds

        Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the first "WHEREAS" clause of this Agreement.

6.12 Collateral Documents; Security Interest in Collateral

        Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender's perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender's option, to file any or all of the foregoing), (ii) immediately upon learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $50,000.00 (individually or in the aggregate), and (iii) defend the Collateral and Lender's perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) in connection with such defense, which may at Lender's Permitted Discretion be added to the Obligations.

6.13 Intentionally Omitted

6.14 Taxes and Other Charges

        All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender's net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Lender to Borrower shall, absent error, be final, conclusive and binding for all purposes. Without limiting or being limited by any other provision of any Loan Document, Borrower at all times shall retain and use a Person acceptable to Lender to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within ten (10) calendar days after the end of each calendar month a report of its U.S. payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

VII. NEGATIVE COVENANTS

        Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations and termination of this Agreement:

7.1  Financial Covenants

        Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof. Upon consummation and completion of the IM Transaction, Lender, in its sole discretion, may revise the financial covenants set forth on Annex I to such levels as it elects in its sole discretion.

7.2  Permitted Indebtedness

        Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, "Permitted Indebtedness"): (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 7.2, (iii) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(v), provided that the aggregate amount thereof outstanding at any time shall not exceed $2,500,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender's rights and in form and substance satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than 120 calendar days from the billing date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower's independent accountants shall have been reserved; (vi) borrowings incurred in the ordinary course of business and not exceeding $25,000 individually or in the aggregate outstanding at any one time; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender's rights and in form and substance satisfactory to Lender; and (vii) Permitted Subordinated Debt which can be repaid with respect to any Foreign Subsidiary, unless prohibited by this Agreement or any other Loan Document. Borrower shall not make prepayments on any existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender).

7.3  Permitted Liens

        Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, "Permitted Liens"): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing Indebtedness permitted under Section 7.2(iii), or (B) in connection with the purchase by Borrower of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, (vi) Liens necessary and desirable for the operation of the Borrower's business, provided Lender has consented to such Liens in writing before their creation and existence and the priority of such Liens and the debt secured thereby are both subject and subordinate in all respects to the Liens securing the Collateral and to the Obligations and all of the rights and remedies of Lender, all in form and substance satisfactory to Lender in its Permitted Discretion; and (vii) Liens disclosed on Schedule 7.3.

7.4  Investments; New Facilities or Collateral; Subsidiaries

        Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances, or guarantees to or for the benefit of any other Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Foreign Subsidiary or any other Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (D) loans and advances to Foreign Subsidiaries to the extent that Borrower received cash from Parent's sale of its majority interest in Permail Pty. Ltd., and in no case, shall such loans and advances exceed the aggregate principal amount $750,000 outstanding at any time and after the Interim Period such amount shall increase to $5,000,000. Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.18B unless Borrower shall provide to Lender at least thirty (30) Business Days' prior written notice. Borrower shall have no Subsidiaries other than such Subsidiaries existing at Closing unless Borrower shall provide to Lender prior written notice and such Subsidiary is or becomes a Borrower or Guarantor hereunder. Notwithstanding the foregoing, upon the consummation of the IM Transaction, Borrower may pay IMS Health Incorporated up to $9,000,000 from the cash proceeds of the IM Transaction in order to satisfy certain indemnity obligations owing by Parent to IMS Health Incorporated.

7.5  Dividends; Redemptions

        Borrower shall not (i) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or interests (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock), provided that to the extent required by the pursuit and execution of its strategic alternatives, Parent may pay dividends or otherwise distribute capital to its stockholders without Lender's consent if (1) the IM Transaction has been consummated, (2) no Default or Event of Default has occurred and is continuing, and (3) to the extent of 50% of Borrower's Excess Cash Flow, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its capital stock from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in Borrower's capacity as such, or (iv) make any payment of any management, service or related or similar fee to any Person or with respect to any facility owned, operated or leased by Borrower of Borrower's revenues for any calendar year during the Term, provided further that Borrower shall not make or suffer to exist any Distribution or payment under any service or management agreement if a Default or Event of Default has occurred and is continuing or would result therefrom.

7.6  Transactions with Affiliates

        Except as provided on Schedule 7.6, Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates (including Foreign Subsidiaries) or any of their respective Affiliates other than: (i) salary, bonus, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) distributions and dividends permitted pursuant to Section 7.4, (iii) transactions with Lender or any Affiliate of Lender, and (iv) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (A) reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power, and (B) are subject to such terms and conditions as determined by Lender in its Permitted Discretion.

7.7  Charter Documents; Fiscal Year; Dissolution; Use of Proceeds

        Except as provided on Schedule 7.7, Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be materially adverse to Lender, (ii) change its name, FEIN, corporate structure or identity, or add any new fictitious name; provided, however, that a Borrower may change its name upon at least thirty (30) days' prior written notice to Lender of such change, (iii) change its fiscal year unless Borrower demonstrates to Lender's reasonable satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iv) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (v) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (vi) use any proceeds of any Advance for "purchasing" or "carrying" "margin stock" as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

7.8  Truth of Statements

        Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.9  IRS Form 8821

        Borrower shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to the Conditions Precedent in Section 4.1 hereof.

7.10 Subordinated Debt

        Borrower shall not (i) make any prepayment of any part or all of any Permitted Subordinated Debt, (ii) during the Interim Period, make any payment of principal or interest on any Permitted Subordinated Debt, (iii) repurchase, redeem or retire any instrument evidencing any such Permitted Subordinated Debt prior to maturity, or (iv) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Permitted Subordinated Debt in a manner adverse to Lender, as determined by Lender in its Permitted Discretion.

VIII.  EVENTS OF DEFAULT

        The occurrence of any one or more of the following shall constitute an "Event of Default:"

        (a)  Borrower shall fail to pay any amount on the Obligations, including any Funded L/C Exposure, or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

        (b)  any representation, statement or warranty made or deemed made by Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

        (c)  Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.2, 6.8, 6.9 and 6.11 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the date of such failure, violation, breach or default;

        (d)  (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Security Documents;

        (e)  (i) one or more final judgments, decisions, assessments, or decrees is rendered against any Borrower or Guarantor in an amount in excess of $100,000 individually or $150,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered, including without limitation, with respect to the IRI Action or the IRS Contingent Liability; or (ii) IMS Health Incorporated fails, or becomes unable, or IMS Health Incorporated has notified Borrower that it has failed or has become unable, to honor its indemnity obligations to Parent pursuant to the Distribution Agreement and any other document or agreement related thereto or executed in connection therewith.

        (f)    (i) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Borrower or Guarantor in excess of $100,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Borrower or Guarantor is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Borrower or Guarantor and Lender or Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of any Borrower or Guarantor is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

        (g)  any Borrower or Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

        (h)  (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Borrower or Guarantor or the whole or any substantial part of any such Person's properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any Borrower or Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Borrower or Guarantor or of the whole or any substantial part of any such Person's properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Borrower or Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which such Borrower or Guarantor takes any action to indicate its approval of or consent to;

        (i)    (i) any Change of Control occurs, (ii) any Material Adverse Effect or Material Adverse Change occurs or is reasonably expected to occur, or (iii) any Borrower sells or ceases any material portion of its business operations as currently conducted, including without limitation, the sale or cessation of operation of its Technology Division, but specifically excluding the sale or cessation of operation of its Interactive Marketing business pursuant to the Purchase Agreement;

        (j)    Lender receives any indication or evidence that any Borrower or Guarantor may have directly or indirectly been engaged in any type of activity which, in Lender's judgment, might result in forfeiture of any property to any Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender;

        (k)  an Event of Default occurs under any other Loan Document;

        (l)    intentionally omitted;

        (m)  any Borrower or any of its respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

        (n)  the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Borrower or any of its property or assets in excess of $100,000; or

        (o)  any Borrower or Guarantor does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);

        then, and in any such event, notwithstanding any other provision of any Loan Document, Lender may, by notice to Borrower (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) declare all or any of the Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section VIII(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section VIII(d), there shall be a three (3) Business Day cure period commencing from the date of such breach or violation, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

IX.  RIGHTS AND REMEDIES AFTER DEFAULT

9.1  Rights and Remedies

        (a)  In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Borrower, as applicable, might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, (vii) at Borrower's expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

        (b)  Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2  Application of Proceeds

        In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower's business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, reasonable attorneys' fees and all reasonable expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein; (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

9.3  Rights of Lender to Appoint Receiver

        Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4  Rights and Remedies not Exclusive

        Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender's rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X. WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers

        Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower's behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender's action based upon such request or other communication, absent error.

10.2 Delay; No Waiver of Defaults

        No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender's part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender's claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver

        EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

XI.  EFFECTIVE DATE AND TERMINATION

11.1 Effectiveness and Termination

        Subject to Lender's right to terminate and cease making Advances upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations, unless terminated sooner as provided in this Section 11.1. Borrower may terminate this Agreement at any time upon not less than thirty (30) calendar days' prior written notice to Lender and upon full performance and payment in full in cash of all Obligations (other than any contingent reimbursement and indemnification Obligations that are not due and payable at or prior to the time that borrowings hereunder have been paid in full which Obligations survive termination pursuant to Section 11.2) on or prior to such 30th calendar day after Receipt by Lender of such written notice; provided however, that upon approval by Parent's stockholders of consummation of the IM Transaction, Borrower shall be permitted to terminate this Agreement upon not less than fifteen (15) calendar days' prior written notice to Lender and Lender hereby acknowledges and consents to such sale. All of the Obligations shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the "Termination Date"); provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the thirty (30) calendar days' prior written notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender's rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than any contingent reimbursement and indemnification Obligations that are not due and payable at or prior to the time that borrowings hereunder have been paid in full which Obligations survive termination pursuant to Section 11.2) have been fully performed and paid in cash in full. The Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower's borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations (other than any contingent reimbursement and indemnification Obligations that are not due and payable at or prior to the time that borrowings hereunder have been paid in full which Obligations survive termination pursuant to Section 11.2) have been fully performed and paid in full in cash.

11.2 Survival

        All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.5, 3.6, 10.1, 10.3, 11.1, 11.2, 12.4 and 12.7 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII. MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue

        The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in Maryland, that Lender has accepted in Maryland Loan Documents executed by Borrower and has disbursed Advances under the Loan Documents in Maryland. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

12.2 Successors and Assigns; Participations; New Lenders

        The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of any Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons' other than Lender that are parties thereto and their respective successors and assigns, and Borrower may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower or Guarantor. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person's duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A "TRANSFEREE"). Each Transferee shall have all of the rights and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein; provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such participation not been effected. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

12.3 Application of Payments

        To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

12.4 Indemnity

        Each Borrower jointly and severally shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the "Indemnified Persons") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees and all reasonable expenses, liabilities and advances made or incurred in connection therewith which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed at rates equivalent to the rates shown on Lender's schedule of rate and fees for in-house legal counsel which may be provided to Borrower and adjusted by Lender from time to time. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower's consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an "Insured Event"), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower's insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to such Borrower the amount of such recovery.

12.5 Notice

        Any notice or request under any Loan Document shall be given to any party to this Agreement at such party's address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a "Receipt"): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, (iii) facsimile from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable; or (iv) except for notices pertaining to a Default or Event of Default, by electronic transmission upon telephone or further electronic communication to confirm receipt.

12.6 Severability; Captions; Counterparts; Facsimile Signatures

        If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7 Expenses

        Borrower shall pay all costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys' fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender's Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (iv) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender's transactions with Borrower, and/or (vi) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower's account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its sole discretion for the work performed at rates equivalent to the rates shown on Lender's schedule of rate and fees for in-house legal counsel which may be provided to Borrower and adjusted by Lender from time to time. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements. Lender acknowledges that it received from Borrower, prior to the date hereof, a $40,000 deposit which shall be applied against the closing costs and expenses payable by Borrower.

12.8 Entire Agreement; Miscellaneous

        This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. Time is of the essence.

12.9 Lender Approvals

        Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its Permitted Discretion.

12.10  Confidentiality and Publicity

        Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provision of any Loan Document to any Person (other than to Borrower's advisors and officers on a need-to-know basis) without Lender's prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions; provided, however, that Lender acknowledges that Borrower intends to file a copy of this Agreement as an exhibit to its periodic reports and will be required to refer to certain material provisions of the Loan Documents in its SEC filings from time to time, and no consent of Lender is required in connection with these disclosures (the "SEC Disclosures"). Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Lender's name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby, other than the SEC Disclosures. Borrower shall not, and shall not permit any of its Affiliates to, use Lender's name (or the name of any of Lender's Affiliates) in connection with any of its business operations, other than the SEC Disclosures. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender. Further, Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower's or any Guarantor's name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

12.11  Intentionally Omitted

12.12  Agent

        Lender and its successors and assigns hereby (i) designate and appoint CapitalSource Finance LLC, a Delaware limited liability company, and its successors and assigns ("CapitalSource"), to act as agent for Lender and its successors and assigns under this Agreement and all other Loan Documents, (ii) irrevocably authorize CapitalSource to take all actions on its behalf under the provision of this

Loan Agreement and all other Loan Documents, and (iii) to exercise all such powers and rights, and to perform all such duties and obligations hereunder and thereunder. CapitalSource, on behalf of Lender, shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement and all other Loan Documents. Borrower acknowledges that Lender and its successors and assigns transfer and assign to CapitalSource the right to act as Lender's agent to enforce all rights and perform all obligations of Lender contained herein and in all of the other Loan Documents. Borrower shall at Lender's expense within ten (10) Business Days after Lender's reasonable request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, amendments, assignments, instructions or documents as Lender may request to evidence the appointment and designation of CapitalSource as agent for Lender and other financial institutions from time to time party hereto and to the other Loan Documents.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit and Security Agreement as of the date first written above.

BORROWER: SYNAVANT INC., a Delaware corporation
By:	/s/ CLIFFORD A. FARREN, JR.
Name:	Clifford A. Farren, Jr.
Its:	Senior Vice President and Chief Financial Officer
Notice Address for each Borrower: 3445 Peachtree Road, NE Suite 1400 Atlanta, Georgia 30326 Attention: Clifford A. Farren, Jr. Phone: (404) 841-4000 FAX: 846-3950 E-Mail: cfarren@synavant.com
NEW ST, INC., a Delaware corporation
By:	/s/ CLIFFORD A. FARREN, JR. Name: Clifford A. Farren, Jr. Title: Senior Vice President and Chief Financial Officer
SYNAVANT LLC, a Delaware limited liability company
By:	/s/ CLIFFORD A. FARREN, JR. Name: Clifford A. Farren, Jr. Title: Senior Vice President and Chief Financial Officer
SYNAVANT LATIN AMERICA INC., a Delaware corporation
By:	/s/ CLIFFORD A. FARREN, JR. Name: Clifford A. Farren, Jr. Title: Senior Vice President and Chief Financial Officer
SYNAVANT TURKEY INC., a Delaware corporation
By:	/s/ CLIFFORD A. FARREN, JR. Name: Clifford A. Farren, Jr. Title: Senior Vice President and Chief Financial Officer

SYNAVANT PHILIPPINES INC., a Delaware corporation
By:	/s/ CLIFFORD A. FARREN, JR. Name: Clifford A. Farren, Jr. Title: Senior Vice President and Chief Financial Officer
SYNAVANT TAIWAN INC., a Delaware corporation
By:	/s/ CLIFFORD A. FARREN, JR. Name: Clifford A. Farren, Jr. Title: Senior Vice President and Chief Financial Officer
SYNAVANT KOREA INC., a Delaware corporation
By:	/s/ CLIFFORD A. FARREN, JR. Name: Clifford A. Farren, Jr. Title: Senior Vice President and Chief Financial Officer
SYNAVANT JAPAN INC., a Delaware corporation
By:	/s/ CLIFFORD A. FARREN, JR. Name: Clifford A. Farren, Jr. Title: Senior Vice President and Chief Financial Officer
CAPITALSOURCE FINANCE LLC
By:	/s/ STEVEN A. MUSELES
Name:	Steven A. Museles
Its:	Senior Vice President

Address for Notices:
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Healthcare Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2340
E-Mail: mfidati@capitalsource.com

EXHIBITS

Exhibit A	—	Form of Borrowing Certificate
SCHEDULES
Schedule 2.4	—	Borrower's Account(s)
Schedule 5.2	—	Required Consents
Schedule 5.3	—	Capitalization, Organization Chart (including all subsidiaries, authorized/issued capitalization, owners, directors, officers and managers) and Joint Ventures
Schedule 5.4	—	Liens; Real and Personal Property Owned or Leased; Leases
Schedule 5.5	—	Defaults; Service Fees; Managers
Schedule 5.6	—	Litigation
Schedule 5.8	—	Taxes
Schedule 5.11	—	Intellectual Property
Schedule 5.15	—	Existing Indebtedness
Schedule 5.16	—	Other Agreements
Schedule 5.17	—	Insurance
Schedule 5.18A	—	Corporate Names
Schedule 5.18B	—	Places of Business
Schedule 5.22	—	IRS Tax Liability
Schedule 6.8	—	Further Assurances/Post Closing
Schedule 7.2	—	Permitted Indebtedness
Schedule 7.3	—	Permitted Liens
Schedule 7.6	—	Transactions with Affiliates
Schedule 7.7	—	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds

ANNEX I

FINANCIAL COVENANTS

(1)  Minimum EBITDA

        (a)  Parent on a consolidated basis shall not permit its Adjusted EBITDA to be less than the following amounts for the months indicated:

March, 2003:	($1,024,000)
April, 2003:	($1,330,000)
May, 2003:	($1,263,000)
June, 2003:	$412,000
July, 2003:	($234,000)
August, 2003:	($15,000)
September, 2003:	$1,239,000
October, 2003:	$756,000
November, 2003:	$878,000
December, 2003:	$64,000

        If the Adjusted EBITDA of Parent, on a consolidated basis, exceeds such amounts listed above for any particular month, then such excess shall be credited towards the following month's Adjusted EBITDA calculation.

        (b)  At no time shall Parent, on a consolidated basis, permit its EBITDA for the Test Period ending on any date of such determination to be less than the following amounts during the time periods indicated:

(i)	From the end of the Interim Period through March 31, 2004:	$500,000
(ii)	From April 1, 2004 through June 30, 2004:	$1,500,000
(iii)	From July 1, 2004 through the end of the Term:	$1,750,000

(2)  Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

        At the end of each calendar month following the Interim Period, the Fixed Charge Coverage Ratio shall not be less than the following 1.25:1 from the end of the Interim Period until until the end of the Term

(3)  Net Worth

        Until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations, Parent, on a consolidated basis, will maintain a positive Tangible Net Worth at all times.

(4)  Cash Velocity

        Collections of Borrower's Accounts shall not be less than $15,000,000 for each Test Period, as measured at the end of each calendar month during the Term; provided, that upon any violation of or failure to comply with this covenant Lender shall have the right, in its sole discretion, to consider for all purposes under the Agreement as though Borrower actually collected Accounts equal to such minimum required amount.

(5)  Minimum Liquidity and Working Capital

        At all times from the Closing Date through the first anniversary of the Closing Date Borrower shall have not less than $2,000,000 of Available Cash on hand. At all times after the first anniversary of the Closing Date, Borrower shall have not less than $500,000 of Available Cash on hand.

        For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

        "Adjusted EBITDA" shall mean the sum, without duplication, of the following for Parent, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) Cash Interest Expense, (b) taxes on income that are paid in cash, (c) Cash Capital Expenditures, (d) restructuring payments, (e) gains from any sale of assets, other than sales in the ordinary course of business, and (f) other extraordinary or non-recurring gains.

        "Available Cash" shall mean, for and on any date, the sum without duplication of the following for Borrower: (a) unrestricted cash on hand on such date, (b) Cash Equivalents held on such date, and (c) the unborrowed Availability on and as of such date.

        "Capital Expenditures" shall mean, for any Test Period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during the Test Period that are or should be treated as capital expenditures under GAAP.

        "Cash Capital Expenditures" shall mean, for any month, the sum (without duplication) of scheduled or other required payments of principal on Capitalized Lease Obligations and all other unfinanced capital expenditures paid in cash.

        "Cash Equivalents" shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Services ("S&P") is at least A-2 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an "Approved Bank"), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

        "Cash Interest Expense" shall mean, for any month, total interest expense (including attributable to Capital Leases in accordance with GAAP), fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

        "EBITDA" shall mean, for any Test Period, the sum, without duplication, of the following for Parent, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains.

        "Fixed Charge Coverage Ratio" shall mean, for Borrower collectively on a consolidated basis, the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.

        "Fixed Charges" shall mean, the sum of the following: (a) Total Debt Service, (b) Capital Expenditures, (c) income taxes paid in cash or accrued, (d) dividends paid or accrued or declared, and (e) restructuring charges.

        "Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, intellectual property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income, restricted funds, investments in Subsidiaries, intercompany receivables and accumulated depreciation.

        "Interest Expense" shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

        "Interest Rate Agreement" shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

        "Net Income" shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person's assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

        "Tangible Net Worth" means assets (excluding Intangible Assets) less liabilities (determined in conformity with GAAP).

        "Test Period" shall mean the three most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

        "Total Debt" shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the total Indebtedness on such date less cash and Cash Equivalents held on such date.

        "Total Debt Service" shall mean the sum of (i) scheduled or other required payments of principal on Indebtedness, and (ii) Interest Expense, in each case for such period.

APPENDIX A

DEFINITIONS

        "Accounts" shall mean all "accounts" (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

        "Account Debtor" shall mean any Person who is obligated under an Account.

        "Advance" shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower or any Guarantor under any Loan Document shall be an Advance for purposes of the Agreement.

        "Affiliate" shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term "control" (and the correlative terms, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

        "Applicable Rate" shall mean the interest rates applicable from time to time to Advances under the Agreement.

        "Borrowing Base" shall mean, as of any date of determination, the net collectible U.S. Dollar value of the sum of (i) eighty-five percent (85%) of the Eligible Billed Receivables and (ii) fifty percent (50%) of the Eligible Unbilled Receivables, as such are set forth, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with the Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four Business Days before or after such date, the Borrowing Base shall be adjusted accordingly.

        "Borrowing Certificate" shall mean a Borrowing Certificate substantially in the form of Exhibit A.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.

        "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a "capital lease" in accordance with GAAP.

        "Capitalized Lease Obligations" shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

        "Change of Control" shall mean, with respect to any Borrower or Guarantor, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 50% or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than 50% of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, (iii) the initial public offering of its securities, or (iv) any "change in/of control" or "sale" or "disposition" or similar event as defined in any document governing indebtedness of such Person which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof.

        "Charter and Good Standing Documents" shall mean, for each Borrower (i) a copy of the certificate of incorporation or formation (or other charter document) certified as of a date satisfactory to Lender before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Borrower, (ii) a copy of the bylaws or similar organizational documents of certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of such Borrower, (iii) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Borrower and of every other jurisdiction in which such Borrower has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party, certified by an authorized officer of such Person as of the Closing Date.

        "Closing" shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

        "Closing Date" shall mean the date of this Agreement.

        "Collateral" shall mean, collectively and each individually, all collateral and/or security granted to Lender by Borrower and/or Guarantors pursuant to the Loan Documents.

        "Collateral Patent, Trademark and Copyright Assignment" shall mean any patent, trademark, or copyright assignment or acknowledgement executed by and between Borrower and Lender, as such may be modified, amended or supplemented from time to time.

        "Debtor Relief Law" shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

        "Default" shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

        "Deposit Account" shall mean, collectively, the Lockbox Account and all bank or other depository accounts of either Borrower.

        "Distribution" shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

        "Distribution Agreement" shall mean the Distribution Agreement, dated as of August 31, 2000, between IMS Health Incorporated and Parent.

        "Eligible Billed Receivables" shall mean each Eligible Receivable arising in the ordinary course of business of Borrower that is evidenced by an invoice, statement or other documentary evidence reasonably satisfactory to Lender that is dated.

        "Eligible Receivables" shall mean each Account arising in the ordinary course of Borrower's business from the sale of goods or rendering of Services unless:

        (a)  it is an Eligible Billed Receivable in connection with services provided to a particular Account Debtor, to the extent that it exceeds the aggregate of Unearned Revenue for such Account Debtor, provided that, if the Unearned Revenue for an Account Debtor exceeds the aggregate Billed Receivables for such Account Debtor, then the eligible Billed Receivable for such Project shall be zero (0);

        (b)  it is not subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien;

        (c)  it is not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender; provided, that Lender in its sole discretion may from time to time include as Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender as Eligible Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts;

        (d)  it arises out of services rendered or a sale made to, or out of any other transaction between Borrower or any of its Subsidiaries and, one or more Affiliates of Borrower or any of its Subsidiaries;

        (e)  with respect to Eligible Billed Receivables, it remains unpaid for longer than the earlier of (i) 60 calendar days after the first to occur of the claim date or invoice date, and (ii) 90 calendar days after the applicable Services were rendered;

        (f)    with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if more than fifty (50%) of the aggregate balance of all such Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for longer than the earlier of (i) 60 calendar days after the first to occur of the claim date or invoice date, and (ii) 90 calendar days after the applicable Services were rendered;

        (g)  with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, 40% or more of all such Accounts are not deemed Eligible Receivables for any reason hereunder (which percentage may, in Lender's Permitted Discretion, be increased or decreased);

        (h)  with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if such Accounts exceed 20% of the net collectible dollar value of all Eligible Receivables at any one time (other than the Accounts owed by Novartis, Abbott Laboratories, and Bayer, which each shall not exceed 30% of the net collectible dollar value of all Eligible Receivables) (which percentages may, in Lender's Permitted Discretion, be increased or decreased);

        (i)    any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

        (j)    the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or Borrower, in the ordinary course of business, should have known of any of the foregoing;

        (k)  it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States;

        (l)    it represents the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

        (m)  the applicable Account Debtor for such Account is any Governmental Authority, unless rights to payment of such Account have been assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise all with applicable statutes or regulations respecting the assignment of government Accounts have been complied with;

        (n)  it is subject to any offset (deferred revenue), credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason;

        (o)  there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

        (p)  any return, rejection or repossession of goods or services related to it has occurred;

        (q)  it is not payable to Borrower;

        (r)  Borrower has agreed to accept or has accepted any non-cash payment for such Account;

        (s)  with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee; or

        (t)    with respect to any Account arising from the performance of Services, the Services have not been actually performed or the Services were undertaken in violation of any law;

provided, however, that such other specifications and requirements may be established from time to time by Lender, as determined in Lender's Permitted Discretion.

        "Eligible Unbilled Receivables" shall mean each Eligible Receivable arising in the ordinary course of business of Borrower that is not an Eligible Billed Receivable and for which an invoice, statement or other billing document has not yet been created or sent; provided that any such receivable will cease to be an Eligible Unbilled Receivable on the earlier of (i) the date on which it becomes evidenced by an invoice, statement or other documentary evidence of any kind, and (ii) 30 calendar days after the Services covered by such Account were rendered.

        "Environmental Laws" shall mean, collectively and each individually,the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other "Superfund" or "Superlien" law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "Event of Default" shall mean the occurrence of any event set forth in Article VIII.

        "Excess Cash Flow" shall mean, for any fiscal year, without duplication, an amount equal to the sum of (i) consolidated net income or loss of Borrower for such period, plus (ii) an amount equal to the amount of depreciation expenses, amortization expense (including the amortization of goodwill), and all other non-cash charges deducted in arriving at such consolidated net income or loss, plus (iii) an amount equal to the net loss on the sale, lease, transfer or other disposition of assets by Borrower during such period to the extent deducted in arriving at such consolidated net income or loss, less (vi) an amount equal to the permitted Capital Expenditures of Borrower for such period, less (vii) an amount equal to the sum of all regularly scheduled payments and optional and mandatory prepayments of principal on Indebtedness for money borrower of Borrower (other than on the Loans) actually made during such period to the extent permitted hereunder, less (viii) an amount equal to the net gain on the sale, lease, transfer or other disposition of assets by Borrower during such period to the extent included in arriving at such consolidated net income or loss.

        "Fair Valuation" shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm's length transaction.

        "Foreign Subsidiaries" shall mean all of entities identified on Schedule 5.3 hereto as Foreign Subsidiaries.

        "Funded L/C Exposure" means the aggregate principal amount, as of any date of determination, of all payments that were made by Lender under any Letter of Credit, but which have not been reimbursed to Lender by the Borrower or converted into Advances pursuant to the terms of this Agreement.

        "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

        "Government Account" shall be defined to mean all Accounts and Receivables arising out of or with respect to any Government Contract.

        "Government Contract" shall be defined to mean all contracts with the United States Government or with any agency thereof, and all amendments thereto.

        "Governmental Authority" shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

        "Guarantor" shall mean, collectively and each individually, all guarantors of the Obligations or any part thereof.

        "Guaranty" shall mean, collectively and each individually, all guarantees executed by any Guarantors.

        "Hazardous Substances" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

        "IM Transaction" shall mean the proposed sale of Parent's Interactive Marketing business as contemplated by the Purchase Agreement.

        "Indebtedness" of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

        "Insurer" shall mean a Person that insures another Person against any costs incurred in the receipt by such other Person of Services, or that has an agreement with any Borrower to compensate it for providing Services to Borrower.

        "Interim Period" shall mean the period commencing on the Closing Date and ending on the earlier of (a) the consummation of the IM Transaction and (b) October 31, 2003.

        "Inventory" shall mean all "inventory" (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

        "IRI Action" shall mean the complaint filed in the United States District Court for the Southern District of New York on July 29, 1996 by Information Resources, Inc. naming as defendants The Dun & Bradstreet Corporation, A C Nielsen Company, and IMS International, Inc.

        "IRS Contingent Liability" shall mean contingent liabilities of Borrower to the IRS relating to certain spin-off and global tax planning initiatives by Borrower, its predecessors and former Affiliates, including, but not limited to, (a) the 1996 spin-off of Cognizant Corporation from The Dun & Bradstreet Corporation, (b) the 1998 spin-off of IMS Health Incorporated from Cognizant Corporation, and (c) the utilization of certain capital losses in 1989 and 1990 by The Dun & Bradstreet Corporation.

        "L/C Bank" means any bank that issues a Letter of Credit for the account of the Borrower.

        "L/C Exposure" means the sum, as of any date of determination, of the Unfunded L/C Exposure and the Funded L/C Exposure.

        "Landlord Waiver and Consent" shall mean a waiver/consent in form and substance satisfactory to Lender from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

        "Lender Collateral Account" means a general interest bearing deposit account established at and maintained by Lender and under the exclusive dominion and control of Lender, into which Collateral in the form of cash shall be deposited for purposes of collateralizing Letter of Credit obligations as set forth herein, and as to which Lender has "control" pursuant to Section 9-104 of the UCC.

        "Letter of Credit" means each letter of credit issued by Lender for or on behalf of Borrower, which (i) is a standby letter of credit, (ii) is issued for the purpose for which Borrower has historically obtained letters of credit, or for such other purpose as is reasonably acceptable to Lender, and, in all cases, for a purpose permitted for use of proceeds hereunder, (iii) is denominated in U.S. Dollars, (iv) is governed by the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500, except as otherwise agreed by Lender, and (v) is in form reasonably satisfactory to Lender:

        "Lien" shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

        "Loan" or "Loans" shall mean, individually and collectively, all Advances under the Revolving Facility.

        "Loan Documents" shall mean, collectively and each individually, the Agreement, the Notes, the Security Documents, the Lockbox Agreements, the Uniform Commercial Code Financing Statements, the Subordination Agreement, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

        "Lockbox Accounts" shall mean the accounts maintained by Borrower at the Lockbox Banks into which all collections or payments on their Accounts and other Collateral are paid.

        "Material Adverse Effect" or "Material Adverse Change" shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or could reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or could reasonably be expected to be material and adverse to the value of any of the Collateral or to the business, operations, prospects, properties, assets, liabilities or condition of Borrower and/or Guarantors, either individually or taken as a whole, or (iii) has materially impaired or could reasonably be expected to materially impair the ability of any Borrower or Guarantor to perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

        "Note" shall mean, collectively and each individually, the promissory note(s) payable to the order of Lender executed by Borrower evidencing the Revolving Facility, as the same may be modified, amended or supplemented from time to time.

        "Obligations" shall mean all shall mean all present and future obligations, Indebtedness and liabilities of Borrower and/or Guarantors to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to Notes and/or Loans, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Borrower and/or Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

        "Payment Office" shall mean initially the address set forth beneath Lender's name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

        "Permit" shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

        "Permitted Discretion" shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

        "Permitted Subordinated Debt" shall mean (i) indebtedness owing by Borrower to certain of its Foreign Subsidiaries from time to time and which is subject to the terms and conditions of the Subordination Agreement, and (ii) any other Indebtedness of Borrower (A) that is expressly subordinated to the Obligations on terms satisfactory to Lender, (B) that matures by its terms no earlier than 6 months after the end of the Term with no scheduled principal payments permitted prior to such maturity, and (C) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to Lender in its sole discretion.

        "Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

        "Prime Rate" shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Lender be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Lender; provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

        "Project" shall mean any contract of Borrower to render Services to a client.

        "Purchase Agreement" shall mean the Purchase Agreement, dated as of March 16, 2003, between Cegedim S.A. and Parent

        "Revolving Facility Maturity Date" shall have the meaning assigned to such term in Section 2.2(b).

        "Security Documents" shall mean the Notes, this Agreement, Stock Pledge Agreements, Collateral Patent, Trademark, and Copyright Assignment, Lockbox Agreements, Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

        "Services" shall mean help desk, mobile user training, professional services, hardware services, implementation and support services provided by Borrower to pharmaceutical companies pursuant to various agreements and other bona fide services rendered by Borrower reasonably related to the foregoing.

        "Stock Pledge Agreement" shall mean, collectively and each individually, (i) the US Pledge Agreement, (ii) the share charge or other equivalent agreement, in form and substance satisfactory to Lender, executed and delivered after the Closing Date, by and among certain of Borrowers in favor of Lender pledging shares of stock or other equity interests in all Borrowers and their Subsidiaries organized under the laws of the United Kingdom, and (iii) such other pledge agreements, share charges and equivalent agreements executed by any Borrower or its Subsidiaries in favor of Lender, in each case as amended, restated, supplemented or otherwise modified from time to time.

        "Subsidiary" shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person's Subsidiaries.

        "Subordination Agreement" shall mean the Subordination Agreement, dated as of the date hereof, executed and delivered by Borrowers and certain of their Subsidiaries and Lender, as amended, restated, supplemented or otherwise modified from time to time.

        "Term" shall mean the period commencing on the date set forth on the first page hereof and ending on September 30, 2004.

        "Termination Fee" shall mean (for the time period indicated) the amount equal to (i) 1.0% of the Facility Cap, if the date of such termination by Borrower is after the Closing Date but before the four (4) month anniversary of the Closing Date; and (ii) 1.5% of the Facility Cap, if the date of notice of such termination by Borrower is on or after the four (4) month anniversary of the Closing Date.

        "UCC" shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.

        "Unearned Revenue" shall mean with respect to any Project payments that Borrower has received from a client for services to be rendered by Borrower in the future on such Project.

        "Unfunded L/C Exposure" means the maximum amount which Lender may be required, under all Letters of Credit outstanding as of any date of determination, to pay on such date or at any future time. Unfunded L/C Exposure shall not include any amounts outstanding within the meaning of Funded L/C Exposure.

        "US Pledge Agreement" shall mean that certain Stock Pledge Agreement, dated as of the Closing Date, by and among each Borrower that owns an equity interest in any Subsidiary of Parent.

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  Exhibit 10.1
REVOLVING CREDIT AND SECURITY AGREEMENT
REVOLVING CREDIT AGREEMENT
TABLE OF CONTENTS
REVOLVING CREDIT AND SECURITY AGREEMENT
EXHIBITS
SCHEDULES
  ANNEX I
FINANCIAL COVENANTS
  APPENDIX A
DEFINITIONS